Exhibit 99.1

Brooke Corporation Acquires Generations Bank

OVERLAND PARK, Kan., Jan. 8 /PRNewswire-FirstCall/ -- Robert D. Orr, chairman and chief executive officer of Brooke Corporation (Nasdaq: BXXX), announced that Brooke has acquired Generations Bank from Kansas City Life Insurance Company for $10.1 million in cash. Orr also announced that the Bank will operate under the name Brooke Savings Bank. The U.S. Office of Thrift Supervision approved Brooke’s application to acquire the Bank on Dec. 29, 2006, and the transaction closed today.

Orr stated, “Our primary business is the franchising of insurance agents. The acquisition of Brooke Savings Bank is the continuation of a strategy to leverage our relationship with independent insurance agents, especially Brooke franchisees, to provide additional products and services that complement the standard property and casualty insurance policies typically offered by these agents. The bank will continue to provide its customers with a combination of products and services that engenders the same strong, mutually beneficial, long-term relationships that exist in our insurance business.”

Orr added, “This acquisition is expected to eventually expand the market that we target for franchise recruitment from insurance agents that offer banking services to complement their insurance sales, to bank agents that focus primarily on the sale of banking services.”

Gary L. Baugh today was elected chairman of the board, president and chief executive officer of Brooke Savings Bank. Baugh noted, “Brooke Savings Bank is an agent bank and its business plans center on the sale of banking services to consumers through referrals from independent agents. Most of Brooke Savings Bank’s transactions with customers occur electronically or through the mail. Because Brooke’s mail handling and IT units are located on its Phillipsburg, Kansas campus, the main banking office for Brooke Savings Bank has been relocated to Phillipsburg. Most of Brooke Savings Bank’s employees, including management, lending and compliance personnel, will work in Brooke Corporation’s Overland Park offices.”

Baugh added, “This acquisition is a win-win for Brooke Savings Bank and for Brooke franchisees. We believe that Brooke franchisees will provide an inexpensive distribution channel for Brooke Savings Bank while increasing the value of a Brooke franchise to independent insurance agents.”

The transaction is expected to have minimal impact on Brooke Corporation’s overall consolidated 2007 annual earnings.

About our company . . . Brooke Corporation is listed on the Nasdaq Global Market under the symbol “BXXX”. Its wholly owned subsidiary, Brooke Franchise Corporation, distributes insurance and banking services through a network of more than 700 franchise locations. Brooke Franchise was named the 22nd largest U.S. insurance agency by Business Insurance magazine (2006) and the country’s No. 37 top franchise by Entrepreneur magazine (2007). For more information, visit http://www.brookeagent.com

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This press release contains forward-looking statements. All forward- looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that post-closing plans relating to the acquisition will be successfully implemented, the uncertainty as to the effect of the transaction on the respective earnings of the Company and the Bank, the uncertainty that the Company and the Bank will achieve their short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company’s and Bank’s products and services, the impact of competitive products and pricing, the dependence on third-party suppliers and their pricing, the ability to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by Brooke Corporation with the Securities and Exchange Commission. A more complete description of Brooke’s business is provided in Brooke Corporation’s most recent annual, quarterly and current reports, which are available from Brooke Corporation without charge or at http://www.sec.gov .

SOURCE  Brooke Corporation
           -0-                                                  01/08/2007
           /CONTACT: Anita Larson of Brooke Corporation, +1-913-661-0123, larsa@brookecorp.com /
           /Web site:  http://www.brookeagent.com
                             http://www.brookecorp.com /